Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129374) pertaining to Baidu.com, Inc.’s 2000 Option Plan of our report dated February 15, 2006, with respect to the consolidated financial statements of Baidu.com, Inc. included in the Annual Report (Form 20-F) for the year ended December 31, 2005.

/s/ Ernst & Young

Hong Kong

June 16, 2006